UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
Amendment No. 1
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
Alteon Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	13-3304550 (I.R.S. Employer Identification No.)

6 Campus Drive, Parsippany, New Jersey (Address of Principal Executive Offices)	07054 (Zip Code)
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:

(if applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Rights to Purchase Series F Preferred Stock	American Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

(Title of Class)

Explanatory Note
     This Amendment No. 1 supplements and amends the information set forth in the Registration Statement on Form 8-A filed on August 4, 1995, by Alteon Inc. (the “Company”).
Item 1. Description of Registrant’s Securities To Be Registered
     On July 20, 1995, the Company’s Board of Directors declared a dividend of one preferred stock purchase right (a “Right”) for each outstanding share of the Company’s voting common stock, $.01 par value, to stockholders of record at the close of business on August 11, 1995. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series F Preferred Stock, $.01 par value per share, at a specified purchase price, subject to further adjustment. On July 27, 1995, the Company and Registrar and Transfer Company, as Rights Agent, entered into a Stockholders’ Rights Agreement (the “Initial Rights Agreement”).
     On July 15, 2005, the Board of Directors of the Company approved an amendment and restatement of the Initial Rights Agreement, as amended. On July 27, 2005, the Company and American Stock Transfer & Trust Company, as successor Rights Agent since October 15, 2002, executed an Amended and Restated Stockholder Rights Agreement (the “Amended Rights Agreement”) to, among other things, extend the Expiration Date (as such term is defined in the Amended Rights Agreement) for an additional ten-year period so that the Rights expire upon the close of business on July 27, 2015, adjust the Purchase Price (as such term is defined in the Amended Rights Agreement) to $13.00 and to make certain conforming changes.
     The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Amended Rights Agreement, which is attached as Exhibit 4.1 hereto and incorporated herein by reference.
Item 2. Exhibits
     The following exhibit is filed as part of this registration statement:

Exhibit No.	Title
4.1	Amended and Restated Stockholder Rights Agreement, dated as of July 27, 2005, between Alteon Inc., and American Stock Transfer & Trust Company as Rights Agent, including the Form of Amended Certificate of the Voting Powers, Designations, Preferences, Relative, Participating, Optional and Other Special Rights, Qualifications, Limitations or Restrictions of Series F Preferred Stock of Alteon Inc., the Form of Rights Certificate and the Summary of Rights to Purchase Preferred Stock attached thereto as Exhibits A, B and C, respectively.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ALTEON INC.
Dated: July 27, 2005	By:	/s/ Kenneth I. Moch
Kenneth I. Moch
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Title
4.1	Amended and Restated Stockholder Rights Agreement, dated as of July 27, 2005, between Alteon Inc., and American Stock Transfer & Trust Company as Rights Agent, including the Form of Amended Certificate of the Voting Powers, Designations, Preferences, Relative, Participating, Optional and Other Special Rights, Qualifications, Limitations or Restrictions of Series F Preferred Stock of Alteon Inc., the Form of Rights Certificate and the Summary of Rights to Purchase Preferred Stock attached thereto as Exhibits A, B and C, respectively.